Exhibit 10.18

SERVICE CONTRACT

Contract No.#:

Date: 11/12/2010

BCD (Shanghai) Microelectronics Ltd.

Address: No.1600, Zixing Road, Minhang District,Shanghai, China

Tel:  86-021-2416-2266

Fax: 86-021-2416-2277

Techlink Semiconductor Equipment and Technology

Address: 48460 Kato Road, Fremont, CA 94538 USA

Tel: (510) 490-7688

Fax: (510) 490-7699

BCD (Shanghai) Microelectronics Ltd.; here called BCD and Renesas Semiconductor, Roseville, CA have signed a surplus equipment purchase agreement, where BCD will import Renesas’ pre-owned 6” fab equipment and BCD will have to remove all equipment themselves from the Renesas’ Roseville facility. Thus, BCD needs outside Professional Service Company to help them complete this equipment transfer related job. Techlink Semiconductor Equipment and Technology here called Techlink hereby agrees to provide BCD with the necessary technical service and support as specified in the mentioned purchase contract that BCD agrees to and additional service if request.

After friendly consultation, BCD and Techlink hereby agree to as followings:

SERVICE SCOPE

1.	Techlink will help BCD build a re-usable inventory data base which includes status of tool, pictures & equipment dimensions, name, model, manufacturer, vintage & serial number.

2.	Since Renesas will perform the de-contamination & facility disconnect, Renesas will provide Techlink with a schedule for each machine’s disconnect. Techlink and Renesas together will confirm decontamination and disconnect status.

3.	Techlink will then perform the de-install service of the tool; tie up, mark-down all lines & connections. Cap lines, including hardware on S. S. Lines, Organize the labeling of all connections and associated labels. Any necessary caging will be performed during this time. This does not include Nikon Steppers.

4.	Techlink will supply the labor to organize and track the large quantity of spare parts for BCD’s future needs.

5.

Rigging tools out of the Fab to a designated area for preparations to be crated. Crating of all Litho tools will be done at the Fab building. Due to limited staging space at Renesas, all tools will be moved to a near by warehouse for crating and temporary storage. Any tools requiring refurbishing or repairs will be wrapped, secured and sent to Techlink. A separate quote for each refurbishment will be done at that time. To maintain control of the tools condition, Techlink will organize and coordinate with the rigging and crating and lease-warehouse companies.

6.	Techlink will be responsible for management of warehouse which BCD rents for temporary storage, including load/unload the tools on/from container/car.

7.	Transportation of tools to warehouse for crating and storage plus transportation of tools to Techlink for refurbishment are additional costs.

8.	All materials & supplies used in Renesas Fab to maintain a cleanroom atmosphere and remove the tools will be paid by Techlink.

9.	There are over 300 pieces of various equipments to prepare for crating and shipment. This will be done with 10~15 different expertise engineers and technicians, and all Techlink Engineers will follow the Renesas fab rules.

10.	Bill Wintgens is Techlink’s President and responsible for all business conducts. Mr. Tony Sun is Techlink’s appointed Project Manager and Translator. Tony will communicate with Aaron Hirota, who is Renesas’ Manager for this project.

Tony Sun’s office phone #: (510) 490-7688, Cell #: (408) 439-0565

Aaron Hirota office phone #: (916) 789-4948, Cell #: (916) 257-8721

Tony Sun will work closely with the Renesas Project Leader to insure the project goes smoothly according to the schedule.

11.	Techlink is responsible for all security and accidental insurance for Techlink’s employees and the accidental damages claims to machines and fab equipments during disconnecting, separating, moving and caging at Renesas’ facility and relevant sites where under control or management of Techlink. And the insurance minimum limits shall accord with the following requirements if it’s in Techlink’s responsibility:

COVERAGE	MINIMUM LIMITS
Erection All Risks

USD 4,500,000

This insurance shall include the insurance needed to buy by BCD (Shanghai) Microelectronics Ltd and it’s Chinese subcontractor. Techlink can obtain the insurance premium compensation separately from BCD (Shanghai) Microelectronics Ltd and it’s Chinese subcontractor after it finished this insurance arrangement.

COVERAGE	MINIMUM LIMITS
General Liability	$1,000,000 each including Products/Completed operations
Broad Form Property Damage, and Contractors combined single limit Protective Liability and property damage	$2,000,000 aggregate
Commercial Auto Liability	Same as above.
Workers Compensation Insurance and	Statutory limits
Employer’s Liability	$500,000 limits each accident, disease and policy.
Waiver of Subrogation:	Buyer waives its rights of subrogation and will obtain a waiver of its insurers’ rights of subrogation on all its insurance, including Workers Compensation, for any claims of the contractor or supplier against Renesas Electronics America Inc., And BCD (Shanghai) Microelectronics Ltd.

BCD (Shanghai) Microelectronics Ltd. Shall be designated as additional insured under above insurance policies. This covers equipments in the warehouse and the steppers in Renesas facility, the cost to BCD is $385.00/per month × 24 = $9,240.00.

12.	Pricing: $1,580,000.00 + Insurance. Payment terms are 14.28% deposit + Insurance with quarterly payments + Insurance:

(a)	Deposit	$226,779.00	Due Nov. 30th , 2010
(b)	Qtr Payment #1	$194,637.00	Due Feb. 28th , 2011
(c)	Qtr Payment #2	$194,637,00	Due May 31st, 2011
(d)	Qtr Payment #3	$194,637.00	Due Aug. 31st, 2011
(e)	Qtr Payment #4	$194,637.00	Due Nov. 30th, 2011
(f)	Qtr Payment #5	$194,637.00	Due Feb. 28th, 2012
(g)	Qtr Payment #6	$194,637.00	Due May 31st, 2012
(h)	Qtr Payment #7	$194,639.00	Due Aug. 31st, 2012

13.	Tax: The price referred in above item 11 and item 12 has includes all the taxes shall bear by Techlink and all the taxes withholding by related government and organization in USA.

14.	The following is not included in this quotation:
(a)	Disconnect of Nikon Steppers
(b)	Any and All transport of tools
(c)	All rigging of tools
(d)	All crating of tools

15.	Term of contract:

This is a project based service contract “at will” and can last up to approximately one year to 18 months. This contract can be terminated anytime with a 60 days’ notice of termination in writing.

This contract shall commence as of the date of Nov. 15 2010 and continue until the Renesas Fab disconnection of equipment is completed and shipped.

16.	Techlink agree that for a period of twenty four(24) months from the date of this agreement neither BCD nor its agents or employees will disclose to any third party, other than BCD’s parent company or BCD’s accountants, the price paid by BCD hereunder and all the information provided by BCD related to the business with Renesas, unless compelled to do so by law,regulation, court order, or in mediation, arbitration, or other legal proceeding in resolution of a dispute arising between the parties under this agreement.

BCD (Shanghai) Microelectronics Ltd. (Seal)	Techlink Semiconductor Equipment and Technology

/s/ Bill Wintgens

Bill Wintgens